Exhibit 99.1

Hecla Reports Third Quarter 2013 Results

Silver Production Up 42%, Gold Production Up 164%

Lucky Friday Now Back to Full Production Level

For the Period Ended: September 30, 2013

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 5, 2013--Hecla Mining Company (NYSE:HL) today announced a third quarter net loss applicable to common shareholders of $8.6 million, or $0.03 per basic share.

The Company reported a 42% increase in third quarter silver production to 2.3 million ounces compared to a year ago, with strong production from Greens Creek and the re-opened Lucky Friday reaching full production levels towards the end of the third quarter. In addition, with the June 1, 2013 acquisition of the Casa Berardi mine in Quebec, gold production increased 164% from the same period a year ago to 36,966 ounces.

“Hecla’s third quarter saw the Lucky Friday get back to planned tonnage, Casa Berardi completing several key capital programs and Greens Creek lowering its cash cost, before by-product credits, per silver ounce1 by 20%,” said Phillips S. Baker, Jr., President and CEO. “And Hecla was recognized for its commitment to safety with an award from NIOSH, a federal government agency, for using innovative technologies to improve safety.”

“The fourth quarter is expected to be our best quarter of the year with the Lucky Friday at its normal tonnage rate for the whole quarter and Casa at this year's highest tonnage and grade. We also are continuing to reduce capital, exploration and pre-development expenditures, so the annual projections for these largely discretionary expenditures should be down 26% from the beginning of the year. For 2014, we are planning to spend within Adjusted EBITDA, so our financial position should remain the strongest in Hecla's history. We believe Hecla is well positioned to weather any further weakness in metals prices and to take advantage of the higher prices we expect in the future.”

THIRD QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS

  Silver production of 2.3 million ounces at an average cash cost, after by-product credits, per silver ounce (a non-GAAP measure) of $7.40.2 Silver production for 2013 is expected to be near the high end of previous guidance of 8 to 9 million ounces with cash costs, after by-product credits, per silver ounce at approximately $6.50.
  Lucky Friday mine, which re-opened in February, reached planned and historical throughput levels of more than 900 tons per day in September and have averaged above that rate since. Lucky Friday had a 121% increase in silver production and a 49% decrease in average cash costs, after by-product credits, per silver ounce, from the second quarter.
  Gold production of 36,966 ounces, an increase of 164% over the third quarter of 2012, with 23,400 ounces from the Casa Berardi mine. Total gold production for Casa Berardi for 2013, starting June 1, is expected to be approximately 62,000 ounces.
  Operating cash flow of negative $5.2 million, primarily due to a $25.4 million concentrate shipment made late in the quarter that settled early in the fourth quarter, and a $5.0 million production inventory buildup, primarily at Casa Berardi.
  Capital, exploration and pre-development expenditures are projected to be 24%, 29% and 41% less, respectively, than estimated at the beginning of the year, a total savings of approximately $69 million since the start of the year.
  Net loss applicable to common shareholders of $8.6 million, or $0.03 per basic share, due primarily to lower average silver and gold prices over the prior year period.
  Adjusted EBITDA (a non-GAAP measure) of $30.4 million.3
  Cash and cash equivalents of $238 million at September 30, 2013.
  Subsequent to the end of the third quarter, a quarterly dividend of $0.0025 per share of common stock, payable on or about December 4, 2013, to shareholders of record on November 25, 2013.

(1) Cash cost, before by-product credits, per silver and gold ounce is a non-GAAP measurement; a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

(2) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement; a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

(3) Adjusted EBITDA is a non-GAAP measurement; a reconciliation of which to net income (GAAP) can be found at the end of this release.

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the third quarter was $8.6 million, or $0.03 per basic share, compared to net loss of $1.0 million, or $0.00 per basic share, for the same period a year ago, and was impacted by the following items:

  Lower average silver, gold and zinc prices compared to the same period a year ago.
  Interest expense, net of amount capitalized, of $7.3 million, compared to $0.6 million as a result of the Senior Notes issuance in April 2013.
  Higher general and administrative costs of $2.0 million due primarily to costs resulting from the acquisition of Aurizon Mines Ltd. (Aurizon) on June 1, 2013.
	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
FINANCIAL DATA
Sales (000)	$106,629	$81,871	$268,409	$240,043
Gross profit (000)	$20,686	$37,309	$51,415	$109,479
Income (loss) applicable to common shareholders (000)	$(8,596)	$(1,023)	$(22,636)	$13,797
Basic income (loss) per common share	$(0.03)	$—	$(0.07)	$0.05
Diluted income (loss) per common share	$(0.03)	$—	$(0.07)	$0.05
Net income (loss) (000)	$(8,458)	$(885)	$(22,222)	$14,211
Cash provided by (used in) operating activities (000)	$(5,195)	$35,248	$5,080	$66,488

Operating cash flow was negative $5.2 million during the third quarter of 2013, impacted in part by timing of a $25.4 million concentrate shipment made late in the quarter at Greens Creek that settled early in the fourth quarter, and a $5.0 million production inventory buildup, primarily at Casa Berardi.

Capital expenditures (including non-cash capital lease additions) at the operations totaled $51 million during the quarter, including $15.7 million at Lucky Friday, $18.4 million at Greens Creek, and $16.9 million at Casa Berardi. Capital expenditures totaled $116.3 million for the nine-month period ending September 30, 2013, and are expected to be approximately $163 million for the full year 2013.

Exploration expenditures were $5.8 million for the third quarter of 2013 and $18.5 million for the nine-month period ending September 30, 2013. Exploration expenditures for the full year 2013 are expected to be approximately $21 million. Pre-development expenditures totaled $3.4 million in the third quarter and $12.7 million for the nine month period ending September 30, 2013. Pre-development expenditures for the full year 2013 are expected to be approximately $14 million.

Metals Prices

Average realized silver prices in the third quarter were $22.22 per ounce, compared with average realized prices in the third quarter of 2012 of $35.00 per ounce.

		Third Quarter Ended		Nine Months Ended
		September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$21.37	$29.91	$24.85	$30.65
	Realized price per ounce	$22.22	$35.00	$21.68	$33.27
Gold -	London PM Fix ($/oz)	$1,327	$1,655	$1,457	$1,652
	Realized price per ounce	$1,335	$1,754	$1,349	$1,700
Lead -	LME Cash ($/pound)	$0.96	$0.90	$0.98	$0.91
	Realized price per pound	$1.01	$0.94	$0.99	$0.94
Zinc -	LME Cash ($/pound)	$0.84	$0.86	$0.87	$0.88
	Realized price per pound	$0.88	$0.90	$0.88	$0.90

The Company uses financially settled forward contracts to help manage the exposure to changes in prices of silver, gold, zinc and lead contained in its unsettled concentrate shipments and of forecasted future zinc and lead sales. The following table summarizes the quantities and prices of forecasted lead and zinc sales committed under financially settled forward sales contracts at September 30, 2013:

	Pounds Under Contract (in thousands)		Average Price Per Pound
	Zinc	Lead	Zinc	Lead
	(pounds)	(pounds)	(pounds)	(pounds)

Contracts on forecasted sales
2013 settlements	3,527	4,079	$0.95	$1.07
2014 settlements	60,516	47,619	$0.99	$1.05
2015 settlements	42,769	39,628	$0.96	$1.07
2016 settlements	661	9,755	$0.97	$1.04

OPERATIONS OVERVIEW

Average consolidated third quarter cash cost, after by-product credits, per silver ounce was $7.40, compared to $3.52 in the same period in 2012, due largely to higher silver production relative to by-product metal production. Cash costs, before by-product credits, declined by $5.46 over the same period last year. The following table provides the production and cost per ounce summary on a consolidated basis for the third quarter and nine months ended September 30, 2013 and 2012:

		Third Quarter Ended		Nine Months Ended
		September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
PRODUCTION SUMMARY
Silver -	Ounces produced	2,292,145	1,619,110	6,431,006	4,312,907
	Payable ounces sold	2,022,875	1,331,139	5,930,649	3,892,090
Gold -	Ounces produced	36,966	14,024	72,881	39,933
	Payable ounces sold	31,618	10,193	63,628	32,305
Lead -	Tons produced	8,001	5,499	20,746	15,226
	Payable tons sold	6,514	3,990	17,831	11,788
Zinc -	Tons produced	14,489	16,648	44,889	48,665
	Payable tons sold	11,048	12,343	31,392	38,312
Cash cost, before by-product credits, per silver ounce		$27.57	$33.03	$28.76	$34.68
By-product credits per silver ounce		$(20.17)	$(29.51)	$(22.11)	$(32.34)
Cash cost, after by-product credits, per silver ounce(1)		$7.40	$3.52	$6.65	$2.34
Cash cost, after by-product credits, per gold ounce(1)		$1,066	$—	$1,086	$—

(1) See the attached schedule for a reconciliation to GAAP.

Greens Creek Silver Mine - Alaska

Greens Creek maintained its consistent, low-cost production in the third quarter of 2013, with 1.8 million ounces of silver produced at a cash cost, after by-product credits, per silver ounce of $5.00, compared to 1.6 million ounces of silver at $3.52 per ounce in the same period in 2012. The increase in the cash cost, after by-product credits, comes despite the third quarter of 2013 having a $6.85 lower total cash cost, before by-product credits, per silver ounce than the prior year period. By-product credit was $8.33 per silver ounce less than the prior year period due to lower by-product revenue and more silver production. Mining and milling costs per ton were up by 10% and 24%, respectively, in the third quarter, as compared to the same period in 2012. The increase in milling costs was primarily due to diesel fuel costs related to the generation of more power on-site due to lower availability of less expensive hydroelectric power, the result of lower precipitation levels in Southeastern Alaska. Both mining and milling costs were impacted by an increase in labor costs.

For the first nine months of 2013, production totaled 5.6 million ounces of silver at an average cash cost, after by-product credits, per silver ounce of $4.18. Greens Creek is expected to produce approximately 7 million ounces of silver in 2013.

The US Forest Service has issued a Record of Decision (ROD) on the planned expansion of the Greens Creek Tailings Facility. The ROD supports construction of a facility that provides storage capacity that is sufficient for the current mine life. The ROD is in an appeal period through the remainder of the year. Assuming the appeal process is completed favorably, the ROD should be implemented and required permits are expected to be obtained in 2014.

Lucky Friday Silver Mine - Idaho

The Lucky Friday mine, which re-opened in February after a year of rehabilitation and enhancement, produced 479,188 ounces of silver during the third quarter and 816,776 ounces of silver for the nine months ended September 30, 2013. Annual production is expected to be approximately 1.6 million ounces in 2013. Cash cost, after by-product credits, per silver ounce should continue to decline to approximately $9.50 for the month of December.

During late September, the mine reached its full historical and targeted throughput rate of approximately 900 tons per day, an average rate the mine is expected to maintain for the remainder of the year. A total of 61,051 tons of ore was milled during the third quarter.

The #4 Shaft Project is currently at the 5900 level, having begun at the 4900 level. At the 5900 level, work has begun on the first of the three shaft stations, which will allow the loading and unloading of men and materials once the shaft is operational, expected in 2016. The approximately $200 million #4 Shaft Project is more than 50% completed. This shaft should allow access that is expected to increase production from deeper, higher-grade ore zones that could raise Lucky Friday’s silver production to 5 million ounces in 2017.

Casa Berardi Gold Mine - Quebec

Hecla's recently acquired Casa Berardi mine produced 23,406 ounces of gold in the third quarter, slightly more than the target of 20,000 ounces, at a cash cost, after by-product credits, per gold ounce of $1,066, or 7% lower than the previous quarter. Mill throughput rate averaged 1,546 tons per day in the third quarter. The development of new, higher grade stopes in the 118 and 113 Zones is expected to increase the gold ounces produced, to an estimated 32,000 ounces in the fourth quarter. With increased production at Casa Berardi expected during the fourth quarter, the cash cost, after by-product credits, per gold ounce is expected to decline to approximately $950 in the fourth quarter of 2013.

The project to deepen the West Mine Shaft by 1,100 feet was initially started by Aurizon and requires approximately another 150 feet of shaft construction and shaft loading facilities to be completed. The project is expected to be complete by year-end with loading pockets finished in the first half of 2014. Development of a new drift on the 1010 level is planned by the end of 2014 to provide additional access to the 118 Zone and facilitate deeper exploration.

Additional mine enhancements completed since the acquisition earlier this year include a concrete plant and a paste fill facility, both of which are expected to increase the efficiency of operations.

EXPLORATION AND PRE-DEVELOPMENT

For the third quarter of 2013 exploration expenditures were $5.8 million and pre-development expenditures were $3.4 million. Drill assay highlights can be found at the end of this release.

Greens Creek - Alaska

Definition and exploration drilling of the Deep 200 South area has made significant progress in defining three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Drill intersections continue to include high grade silver, gold and lead/zinc intercepts including: 16.59 oz/ton silver, 0.51 oz/ton gold, 15.43% zinc and 9.01% lead over 24.6 feet and 21.01 oz/ton silver, 0.46 oz/ton gold, 12.75% zinc and 2.81% lead over 28.8 feet.

In addition, in-fill drilling is expected to convert up to 700 feet of strike length of the newly defined Deep 200 South resource to reserves, and step-out exploration drilling to the south has confirmed these mineralized folds for another 500 feet of strike length. The Deep 200 South resource remains open to the south, west and east. Portions of this mineralization are expected to be added to reserves over the next two to three years.

Surface drilling at Killer Creek, located approximately 0.5 miles west-northwest of the Greens Creek mine infrastructure, intersected broad mineralized zones up to 400 feet with stringer veins containing copper, gold, zinc, lead, and silver mineralization in the mine footwall rocks. In general, the northern holes are more copper-gold rich and the southeast area is more zinc, lead and silver rich. The 12 holes drilled in this area may have defined a vein-dominant mineralized vent that could be the feeder to either the Greens Creek deposit or a satellite deposit.

Lucky Friday - Idaho

At Lucky Friday drilling from the 6200-56 Ramp station on the east side of the mine is expected to upgrade some of the 30 Vein and Intermediate Vein (40, 80 and 90 veins) resources above the 7300 level from inferred to indicated category. Drill intersections continue to include high-grade silver, gold and lead/zinc intercepts that are deeper than the current mining area providing further evidence of potentially higher-grade mineralization. The drill results and the levels on the primary 30 Vein include: 10.5 oz/ton silver, 6.7% zinc and 10.1% lead over 8.1 feet at the 7222 level and 27.9 oz/ton silver, 6.6% zinc and 16.8% lead over 10.1 feet at the 7600 level. A second drill from the 6400 level of the 55 Ramp will focus on upgrading the resource on the western-central region of the 30 Vein near the 7800 level.

Casa Berardi - Quebec

At Casa Berardi a total of five drills have been operating underground to refine the current resource and potential stope designs and are currently defining the mineralization in the Principale Zone, 118 Zone and 123 Zone further east toward the East Shaft. Drilling of the 113 Zone was successful in extending a series of lenses to the east with high-grade gold intersections. Some of the drill results include: 0.80 oz/ton gold over 83.3 feet, 1.18 oz/ton gold over 23 feet, and 5.29 oz/ton gold over 11.8 feet.

Heva-Hosco - Quebec

Located along the Cadillac Break, a prolific gold mining district of Quebec, the Heva-Hosco properties were included in the acquisition of Aurizon. Based on a recently completed drill program measured and indicated mineral resources at Heva-Hosco have increased by 292,000 and 216,000 ounces, respectively, compared to the previous mineral resources announced by Aurizon on June 5, 2012 (refer to "Technical Report-Feasibility Study of the Hosco Deposit - Joanna Gold Project, Rouyn-Noranda, Quebec, for Aurizon Mines Ltd. - June 5 2012 Update, Effective Date July, 2012" available under Aurizon's profile on SEDAR at www.sedar.com). At Heva-Hosco the measured resources now total 1.6 million gold ounces, indicated resources now total 1.52 million ounces and inferred resources now total 0.6 million ounces, based on $1,300/ounce gold. In addition, the measured and indicated mineral resource grade at Heva has increased by 12% and 14%, respectively, and the inferred mineral resource grade has increased by 63%. The complete resource table can be viewed at the end of the press release.

While the Company is encouraged by the expanded resource, the next steps in evaluating Heva-Hosco are in the context of a larger and more diversified Hecla, taking into account the recent declines in gold prices, to determine if it has greater potential to generate value for shareholders relative to the Company's other opportunities.

San Sebastian - Mexico

Exploration

An updated resource estimate is being finalized on the Middle Vein based on in-fill and exploration drilling during the first half of 2013 and is anticipated to upgrade most of the inferred resource to indicated category. The Middle and Francine Veins have been truncated to the northeast by the San Ricardo Fault and a trenching program has been initiated to define drill targets across the San Ricardo Fault to the northeast.

Pre-Development

Pre-Development expenditures were primarily directed towards scoping studies to establish ramp access to the Middle Vein and Hugh Zone and determine mine sequencing, production rates and potential project viability. Extensive metallurgical test work is in progress to refine the metallurgical processing and mill designs. The Company is reevaluating the project in the context of a larger and more diversified Hecla, lower prices and potential changes in the tax regime in Mexico.

San Juan Silver - Colorado

Pre-Development

Development of the Bulldog infrastructure advanced with a breakthrough of the new decline into the previous underground workings. Rehabilitation of the old workings for resource confirmation and establishing drill platforms are conditional on receipt of state permits, available cash flow and prioritization of the Company's other opportunities.

2013 Guidance

For the full year 2013, based on current metals prices, the Company expects:

  Silver production near the high end of the previously established range of between 8 and 9 million ounces, with Greens Creek at approximately 7 million and Lucky Friday at approximately 1.6 million ounces. Total cash cost, after by-product credits, per silver ounce is expected to be approximately $6.50.
  Gold production from Casa Berardi of approximately 62,000 ounces this year (Since June 1, 2013), with cash costs, after by-product credits, per gold ounce to average approximately $950 in the fourth quarter of 2013.
  2013 capital expenditures (excluding capitalized interest) to be approximately $163 million.
  2013 pre-development expenditures to be approximately $14.0 million.
  2013 exploration expenditures to be approximately $21.0 million.
  Strong silver reserve growth anticipated at year end.

Dividends

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about December 4, 2013, to shareholders of record on November 25, 2013. The Company's realized silver price was $22.22 in the third quarter and therefore did not trigger a larger dividend under the Company's dividend policy.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, November 5, at 10:00 a.m. Eastern Time to discuss these financial and operating results. You may join the conference call by dialing toll-free 1-866-515-2913 or for international calls 1-617-399-5127. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” dated March 28, 2013, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” dated March 28, 2013. Also included in these two technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's and Aurizon's profiles on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analyses. Analysis for gold was completed by fire assay fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Cautionary Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding anticipated production, cost reductions and efficiencies at the Company’s mines, access to higher grade mineralization, anticipated liquidity, capital projects, anticipated positive future cash flow, expansion of the tailings facility at Greens Creek, life of mine at Greens Creek and Casa Berardi, commencement of operation of the #4 Shaft at Lucky Friday, planned evaluation of the Heva and Hosco projects, an anticipated mineral resource estimate and mineral resource category upgrade and PEA for the San Sebastian project, future rehabilitation work at the San Juan Silver project, and anticipated capital expenditures, pre-development expenditures and exploration expenditures for 2013. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Still, investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Sales of products	$106,629	$81,871	$268,409	$240,043
Cost of sales and other direct production costs	66,937	32,961	163,770	99,423
Depreciation, depletion and amortization	19,006	11,601	53,224	31,141
	85,943	44,562	216,994	130,564
Gross profit	20,686	37,309	51,415	109,479

Other operating expenses:
General and administrative	7,720	5,695	22,141	15,723
Exploration	5,797	11,722	18,511	24,479
Pre-development	3,444	5,409	12,747	12,246
Other operating expense	342	736	1,571	3,285
Provision (credit) for closed operations and reclamation	933	(1,093)	4,572	3,320
Lucky Friday suspension-related (income) expense	(59)	6,114	(1,401)	18,745
Aurizon acquisition costs	768	—	26,368	—
	18,945	28,583	84,509	77,798
Income (loss) from operations	1,741	8,726	(33,094)	31,681
Other income (expense):
Gain (loss) on derivative contracts	(4,564)	(9,053)	23,516	(8,113)
Gain on sale of investments	—	—	197	—
Interest and other income (loss)	(829)	47	(257)	228
Interest expense, net of amount capitalized	(7,348)	(591)	(14,506)	(1,563)
	(12,741)	(9,597)	8,950	(9,448)
Income (loss) before income taxes	(11,000)	(871)	(24,144)	22,233
Income tax benefit (provision)	2,542	(14)	1,922	(8,022)
Net income (loss)	(8,458)	(885)	(22,222)	14,211
Preferred stock dividends	(138)	(138)	(414)	(414)
Income (loss) applicable to common shareholders	$(8,596)	$(1,023)	$(22,636)	$13,797
Basic income (loss) per common share after preferred dividends	$(0.03)	$—	$(0.07)	$0.05
Diluted income (loss) per common share after preferred dividends	$(0.03)	$—	$(0.07)	$0.05
Weighted average number of common shares outstanding - basic	342,638	285,492	310,601	285,400
Weighted average number of common shares outstanding - diluted	342,638	285,492	310,601	296,739

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$237,836	$190,984
Accounts receivable:
Trade	34,481	17,555
Other, net	17,263	7,466
Inventories	43,639	28,637
Current deferred income taxes	36,141	29,398
Other current assets	20,526	8,858
Total current assets	389,886	282,898
Non-current investments	8,364	9,614
Non-current restricted cash and investments	5,378	871
Properties, plants, equipment and mineral interests, net	1,776,554	996,659
Non-current deferred income taxes	75,950	86,365
Other non-current assets and deferred charges	12,880	1,883
Total assets	$2,269,012	$1,378,290

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$56,592	$43,162
Accrued payroll and related benefits	18,128	10,760
Accrued taxes	3,729	12,321
Current portion of capital leases	7,398	5,564
Current portion of accrued reclamation and closure costs	74,481	19,845
Other current liabilities	17,576	3,335
Total current liabilities	177,904	94,987
Capital leases	12,603	11,935
Accrued reclamation and closure costs	49,862	93,370
Long-term debt	490,417	—
Non-current deferred tax liability	171,260	—
Other noncurrent liabilities	39,180	40,047
Total liabilities	941,226	240,339

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	85,890	71,499
Capital surplus	1,425,581	1,218,283
Accumulated deficit	(151,079)	(123,288)
Accumulated other comprehensive loss	(27,565)	(23,918)
Treasury stock	(5,080)	(4,664)
Total shareholders’ equity	1,327,786	1,137,951
Total liabilities and shareholders’ equity	$2,269,012	$1,378,290
Common shares outstanding	342,638	285,210

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2013	September 30, 2012
OPERATING ACTIVITIES
Net income (loss)	$(22,222)	$14,211
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	55,279	36,042
Gain on sale of investments	(195)	—
(Gains) loss on disposition of properties, plants, equipment and mineral interests	(125)	359
Unrealized gain on investments	(327)	—
Provision for reclamation and closure costs	1,701	3,937
Stock compensation	3,253	2,296
Deferred income taxes	(1,304)	(2,023)
Amortization of loan origination fees	905	324
(Gain) loss on derivative contracts	(15,589)	24,748
Reversal of purchase price allocation to product inventory	550	—
Other non-cash items, net	(819)	901
Change in assets and liabilities:
Accounts receivable	(14,711)	(9,508)
Inventories	(1,923)	1,025
Other current and non-current assets	(793)	(417)
Accounts payable and accrued liabilities	8,574	4,561
Accrued payroll and related benefits	(281)	(2,754)
Accrued taxes	(10,458)	(611)
Accrued reclamation and closure costs and other non-current liabilities	3,565	(6,603)
Cash provided by operating activities	5,080	66,488

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(112,806)	(81,318)
Acquisition of Aurizon, net of cash acquired	(321,117)	—
Proceeds from sale of investments	1,772	—
Proceeds from disposition of properties, plants and equipment	126	744
Purchases of investments	(5,738)	(3,261)
Changes in restricted cash and investment balances	(36)	—
Net cash used in investing activities	(437,799)	(83,835)

FINANCING ACTIVITIES
Acquisition of treasury shares	(286)	(497)
Dividends paid to common shareholders	(5,134)	(10,700)
Dividends paid to preferred shareholders	(414)	(414)
Debt issuance and loan origination fees	(1,244)	(750)
Borrowings on debt	490,000	—
Repayments of capital leases	(5,171)	(4,561)
Net cash provided by (used in) financing activities	477,751	(16,922)
Effect of exchange rates on cash	1,820	—
Net increase (decrease) in cash and cash equivalents	46,852	(34,269)
Cash and cash equivalents at beginning of period	190,984	266,463
Cash and cash equivalents at end of period	$237,836	$232,194

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
GREENS CREEK UNIT
Tons of ore milled	190,437	210,802	600,015	573,750
Mining cost per ton	$67.30	$61.33	$68.09	$62.08
Milling cost per ton	$33.52	$27.04	$34.71	$29.01
Ore grade milled - Silver (oz./ton)	13.15	10.56	13.21	10.37
Ore grade milled - Gold (oz./ton)	0.12	0.11	0.12	0.12
Ore grade milled - Lead (%)	3.13	3.40	3.38	3.49
Ore grade milled - Zinc (%)	8.23	9.12	8.49	9.74
Silver produced (oz.)	1,807,781	1,619,110	5,607,266	4,312,907
Gold produced (oz.)	13,560	14,024	42,735	39,933
Lead produced (tons)	4,542	5,499	15,155	15,226
Zinc produced (tons)	13,367	16,648	42,977	48,665
Cash cost, after by-product credits, per silver ounce (1)	$5.00	$3.52	$4.18	$2.34
Capital additions (in thousands)	$18,390	$14,195	$45,148	$44,248
LUCKY FRIDAY UNIT
Tons of ore processed	61,051	—	98,203	—
Mining cost per ton	$97.23	$—	$111.15	$—
Milling cost per ton	$23.46	$—	$34.53	$—
Ore grade milled - Silver (oz./ton)	8.39	—	8.93	—
Ore grade milled - Lead (%)	6.23	—	6.29	—
Ore grade milled - Zinc (%)	2.36	—	2.60	—
Silver produced (oz.)	479,188	—	816,776	—
Lead produced (tons)	3,459	—	5,591	—
Zinc produced (tons)	1,122	—	1,912	—
Cash cost, after by-product credits, per silver ounce (1)	$16.50	$—	$23.63	$—
Capital additions (in thousands)	$15,691	$14,548	$42,825	$37,285
CASA BERARDI UNIT
Tons of ore milled	142,231	—	202,711	—
Mining cost per ton	$147.55	$—	$135.86	$—
Milling cost per ton	$25.38	$—	$23.15	$—
Ore grade milled - Gold (oz./ton)	0.18	—	0.17	—
Ore grade milled - Silver (oz./ton)	0.041	—	0.039	—
Silver produced (oz.)	5,176	—	6,964	—
Gold produced (oz.)	23,406	—	30,146	—
Cash cost, after by-product credits, per gold ounce (1)	1,066	$—	$1,086	$—
Capital additions (in thousands)	$16,896	$—	$22,834	$—

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits, to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY

Cost Per Ounce Measures

Non-GAAP Measures

(Unaudited)

This release contains references to a non-GAAP measure of cash cost, after by-product credits, per ounce. Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Cash cost, after by-product credits, per ounce" is a measure developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash costs, after by-product credits.

As depicted in the Greens Creek Segment and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
By-product value, all silver properties:
Zinc	$(17,911)	$(21,001)	$(56,851)	$(64,147)
Gold	(14,979)	(18,904)	(51,416)	(53,660)
Lead	(13,244)	(7,872)	(33,768)	(21,676)
Total by-product credits	$(46,134)	$(47,777)	$(142,035)	$(139,483)

By-product credits per silver ounce, all silver properties
Zinc	$(7.83)	$(12.97)	$(8.85)	$(14.87)
Gold	(6.55)	(11.68)	(8.00)	(12.44)
Lead	(5.79)	(4.86)	(5.26)	(5.03)
Total by-product credits	$(20.17)	$(29.51)	$(22.11)	$(32.34)

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Segment include:

	Casa Berardi
	Three Months Ended September 30,	Nine Months Ended September 30,
	2013	2013
Silver by-product value	$(113)	$(150)
Silver by-product credits per gold ounce	$(4.83)	$(4.98)

The following table calculates cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$63,087	$53,479	$184,787	$149,570
By-product credits	(46,134)	(47,778)	(142,035)	(139,483)
Cash cost, after by-product credits	16,953	5,701	42,752	10,087
Divided by silver ounces produced	2,287	1,619	6,424	4,313
Cash cost, before by-product credits, per silver ounce	$27.57	$33.03	$28.76	$34.68
By-product credits per silver ounce	$(20.17)	$(29.51)	$(22.11)	$(32.34)
Cash cost, after by-product credits, per silver ounce	$7.40	$3.52	$6.65	$2.34
Reconciliation to GAAP:
Cash cost, after by-product credits	$16,953	$5,701	$42,752	$10,087
Depreciation, depletion and amortization	15,735	11,601	46,630	31,141
Treatment costs	(18,486)	(18,351)	(56,055)	(52,210)
By-product credits	46,134	47,778	142,035	139,483
Change in product inventory	7	(1,944)	3,839	1,962
Reclamation and other costs	734	(223)	1,373	101
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$61,077	$44,562	$180,574	$130,564

	Greens Creek Unit
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$47,340	$53,479	$152,590	$149,570
By-product credits	(38,294)	(47,778)	(129,138)	(139,483)
Cash cost, after by-product credits	9,046	5,701	23,452	10,087
Divided by silver ounces produced	1,808	1,619	5,607	4,313
Cash cost, before by-product credits, per silver ounce	$26.18	$33.03	$27.21	$34.68
By-product credits per silver ounce	$(21.18)	$(29.51)	$(23.03)	$(32.34)
Cash cost, after by-product credits, per silver ounce	$5.00	$3.52	$4.18	$2.34
Reconciliation to GAAP:
Cash cost, after by-product credits	$9,046	$5,701	$23,452	$10,087
Depreciation, depletion and amortization	13,694	11,601	41,116	31,141
Treatment costs	(15,269)	(18,351)	(50,575)	(52,210)
By-product credits	38,294	47,778	129,138	139,483
Change in product inventory	585	(1,944)	5,292	1,962
Reclamation and other costs	688	(223)	1,312	101
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$47,038	$44,562	$149,735	$130,564

	Lucky Friday Unit (2)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$15,747	$—	$32,197	$—
By-product credits	(7,840)	—	(12,897)	—
Cash cost, after by-product credits	7,907	—	19,300	—
Divided by silver ounces produced	479	—	817	—
Cash cost, before by-product credits, per silver ounce	$32.87	$—	$39.42	$—
By-product credits per silver ounce	$(16.37)	$—	$(15.79)	$—
Cash cost, after by-product credits, per silver ounce	$16.50	$—	$23.63	$—
Reconciliation to GAAP:
Cash cost, after by-product credits	$7,907	$—	$19,300	$—
Depreciation, depletion and amortization	2,041	—	5,514	—
Treatment costs	(3,217)	—	(5,480)	—
By-product credits	7,840	—	12,897	—
Change in product inventory	(578)	—	(1,453)	—
Reclamation and other costs	47	—	61	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$14,040	$—	$30,839	$—

	Casa Berardi Unit (3)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$25,068	$—	$32,874	$—
By-product credits	(113)	—	(150)	—
Cash cost, after by-product credits	24,955	—	32,724	—
Divided by gold ounces produced	23,406	—	30,146	—
Cash cost, before by-product credits, per gold ounce	$1,070.82	$—	$1,090.49	$—
By-product credits per gold ounce	$(4.83)	$—	$(4.98)	$—
Cash cost, after by-product credits, per gold ounce	$1,065.99	$—	$1,085.51	$—
Reconciliation to GAAP:
Cash cost, after by-product credits	$24,957	$—	$32,724	$—
Depreciation, depletion and amortization	3,271	—	6,594	—
Treatment costs	(78)	—	(87)	—
By-product credits	113	—	150	—
Change in product inventory	(3,456)	—	(3,042)	—
Reclamation and other costs	59	—	81	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$24,866	$—	$36,420	$—

	Total, All Locations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation to GAAP:
Cash cost, after by-product credits	$41,910	$5,701	$75,476	$10,087
Depreciation, depletion and amortization	19,006	11,601	53,224	31,141
Treatment costs	(18,564)	(18,351)	(56,142)	(52,210)
By-product credits	46,247	47,778	142,185	139,483
Change in product inventory	(3,449)	(1,944)	797	1,962
Reclamation and other costs	793	(223)	1,454	101
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$85,943	$44,562	$216,994	$130,564

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2) Production was temporarily suspended at the Lucky Friday Unit during 2012 as work was performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. Care and maintenance income and expense related to the suspension of production at the Lucky Friday are included in a separate line item under Other operating expenses on the Condensed Consolidated Statements of Income (Loss) (Unaudited), and have been excluded from the calculation of cash cost, before by-product credits, for the three- and nine- month periods ended September 30, 2013 and 2012.

(3) On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY

Adjusted EBITDA

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision (benefit), depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related (income) expense, interest and other income (expense), gains and losses on derivative contracts, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income (loss)	$(8,458)	$(885)	$(22,222)	$14,211
Plus: Interest expense, net of amount capitalized	7,348	591	14,506	1,563
Plus/(Less): Income taxes	(2,542)	14	(1,922)	8,022
Plus: Depreciation, depletion and amortization	20,445	13,243	55,279	36,042
Plus: Exploration expense	5,797	11,722	18,511	24,479
Plus: Pre-development expense	3,444	5,409	12,747	12,246
Plus: Aurizon acquisition costs	768	—	26,368	—
Plus: Aurizon product inventory fair value adjustment	—	—	550	—
Plus/(Less): Lucky Friday suspension-related (income) expense	(59)	6,114	(1,401)	18,745
Plus/(Less): Interest and other (income) expense	829	(47)	257	(228)
Less: Gains on derivative contracts	4,564	9,053	(23,516)	8,113
Plus/(Less): Provisional price (gains)/losses	(1,740)	(5,861)	16,056	(9,487)
Adjusted EBITDA	$30,396	$39,353	$95,213	$113,706

HECLA MINING COMPANY
Assay Results

GREENS CREEK UNDERGROUND

Zone	Drill Hole	Drillhole	Sample From	Sample To	True Width	Silver	Gold	Zinc	Lead	Depth From Mine
	Number	Azm/Dip	(Feet)	To (Feet)	(Feet)	(oz/ton)	(oz/ton)	(%)	(%)	Portal (Feet)
Deep 200 South	GC3617	063/-83	179.0	192.4	13.4	30.57	0.06	13.09	5.40	(1,425.0)
	GC3623	261/-84	693.7	699.7	3.4	11.01	0.34	26.90	11.28	(1,939.0)
	GC3625	243/-59	204.0	211.0	6.0	57.79	0.33	4.56	2.02	(1,427.0)
	GC3627	243/-49	228.3	244.5	12.6	27.85	0.05	7.20	3.63	(1,322.0)
	GC3629	243/-40	278.0	287.7	9.7	29.23	0.04	2.88	1.53	(1,429.0)
	GC3629	243/-40	330.3	340.4	10.1	21.28	0.21	4.43	2.16	(1,465.0)
	GC3631	259/-40	342.8	382.0	39.2	44.27	0.04	7.14	3.31	(1,457.0)
	GC3633	243/-36	420.0	425.0	2.9	60.08	0.03	1.36	0.68	(1,488.0)
	GC3634	219/-64	258.1	267.2	9.1	22.78	0.03	5.63	2.60	(1,478.0)
	GC3634	219/-64	1,049.6	1,074.2	24.6	16.59	0.51	15.43	9.01	(2,225.0)
	GC3638	232/-44	302.4	307.2	3.4	50.08	0.03	2.72	1.58	(859.0)
	GC3639	221/-62	202.6	209.0	6.4	86.04	0.05	5.88	3.03	(1,390.0)
	GC3639	221/-62	246.6	264.1	17.5	49.91	0.03	10.52	5.34	(1,421.0)
	GC3641	221/-82	184.0	189.0	5.0	63.86	0.09	9.33	4.26	(859.0)
	GC3646	201/-73	195.4	213.8	17.6	26.44	0.07	8.96	4.00	(859.0)
	GC3648	160/-83	190.5	205.4	14.8	46.48	0.15	17.27	7.49	(859.0)
	GC3648	160/-83	979.0	986.0	6.9	23.56	0.58	6.43	3.08	(859.0)
	GC3651	063/-89	278.0	284.2	6.2	37.74	0.15	18.69	10.22	(859.0)
	GC3659	243/-46	260.3	275.0	8.4	52.28	0.10	9.50	4.20	(1,440.0)
	GC3659	243/-46	312.3	335.0	13.0	42.14	0.22	0.63	0.30	(1,479.0)
	GC3660	243/-37	347.0	349.0	1.3	17.00	0.04	1.42	0.63	(1,461.0)
	GC3663	063/-90	637.1	655.5	18.4	34.67	0.23	19.05	10.88	(1,885.0)
	GC3666	063/-68	240.0	245.0	3.8	55.24	0.04	3.48	1.94	(859.0)
	GC3673	243/-83	612.0	641.3	28.8	21.01	0.46	12.75	2.81	(1,860.0)
	GC3674	243/-50	410.9	414.7	3.1	34.39	0.26	18.30	8.69	(1,572.0)
	GC3681	063/-85	269.0	280.5	11.5	89.63	0.18	8.25	4.33	(1,521.0)
	GC3687	243/-75	177.1	182.5	5.0	27.91	0.04	9.66	4.43	(1,425.0)
	GC3617	063/-83	179.0	192.4	13.4	30.57	0.06	13.09	5.40	(1,425.0)
	GC3631	259/-40	342.8	382.0	39.2	44.27	0.04	7.14	3.31	(1,457.0)
	GC3639	221/-62	246.6	264.1	17.5	49.91	0.03	10.52	5.34	(1,421.0)
	GC3648	160/-83	190.5	205.4	14.8	46.48	0.15	17.27	7.49	(859.0)
	GC3659	243/-46	277.8	301.3	13.5	40.57	0.08	2.53	1.12	(1,448.0)
	GC3659	243/-46	312.3	335.0	13.0	42.14	0.22	0.63	0.30	(1,479.0)
	GC3663	063/-90	637.1	655.5	18.4	34.67	0.23	19.05	10.88	(1,885.0)

GREENS CREEK SURFACE

Zone	Drill Hole	Sample From (Feet)	Sample To (Feet)	Length (Feet)	Silver	Gold	Copper	Zinc	Lead
	Number				oz/ton	oz/ton	%	%	%
Killer Creek	PS-0370	184.7	186.5	1.8	0.69	0.02	0.10	5.54	0.94
	PS-0370	272.0	275.0	3.0	1.38	0.09	0.17	4.96	1.36
	PS-0370	315.0	318.0	3.0	1.09	—	0.08	6.35	3.94
	PS-0370	554.6	556.8	2.2	0.29	0.01	0.25	5.30	0.01
	PS-0371	1,973.4	1,975.0	1.6	0.04	—	0.11	3.65	0.01
	PS-0372	461.0	463.0	2.0	0.05	—	0.04	5.81	—
	PS-0373	172.5	176.0	3.5	1.75	—	6.95	0.13	0.05
	PS-0373	1,767.4	1,768.4	1.0	0.87	0.01	3.12	0.06	—
	PS-0374	428.6	431.0	2.4	1.56	—	6.00	0.06	—
	PS-0374	431.0	435.7	4.7	1.13	0.01	4.41	0.11	0.04
	PS-0374	550.0	552.4	2.4	1.24	0.01	4.04	0.05	—
	PS-0375	34.5	35.5	1.0	0.02	—	0.01	1.62	0.05
	PS-0375	620.3	624.3	4.0	0.02	—	0.04	3.22	—
	PS-0376	935.6	936.6	1.0	0.02	—	0.03	2.92	—
	PS-0377	731.5	732.5	1.0	1.89	0.01	3.52	0.03	0.01
	PS-0377	937.8	939.0	1.2	1.30	0.01	1.76	0.73	0.06
	PS-0377	953.0	958.6	5.6	3.67	—	9.98	0.41	0.03
	PS-0377	1,303.9	1,307.2	3.3	1.33	0.02	8.58	0.02	—
	PS-0377	1,533.7	1,537.3	3.6	0.10	—	0.09	6.71	—
	PS-0377	2,124.0	2,125.0	1.0	0.39	0.03	0.48	3.26	0.01
	PS-0378	114.5	116.0	1.5	0.04	—	0.12	1.78	0.01
	PS-0378	1,674.0	1,675.6	1.6	0.04	—	0.03	2.06	0.01
	PS-0379	267.0	268.0	1.0	6.17	0.01	—	0.01	0.01
	PS-0379	1,118.7	1,119.8	1.1	0.38	—	1.89	0.01	—
	PS-0379	1,891	1,892.5	1.5	0.21	—	0.03	5.38	0.49

CASA BERARDI

Zone (Lens)	Drill Hole	Drill Hole	Drillhole	Sample From	Sample To	True Width	Gold	Gold	Depth From Mine
	Number	Section	Azm/Dip	(Feet)	(Feet)	(Feet)	(g/ton)	(oz/ton)	Surface (Feet)
Upper 113	CBW-0350-015	11,190	217/20	142.1	156.8	13.8	9.6	0.28	(1,086.0)
	CBW-0350-023	11,100	237/30	141.4	164.0	20.7	7.2	0.21	(1,054.5)
Upper 118 (118-43)	CBP-0530-103	12,150	180/-1	64.3	147.6	83.3	27.4	0.80	(1,732.6)
	CBP-0530-104	12,190	160/-2	75.8	125.3	49.5	14.9	0.43	(1,733.6)
	CBP-0530-105	12,180	180/-9	79,4	102.7	23.0	40.3	1.18	(1,744.4)
	CBP-0530-106	12,180	180/6	106.3	124.7	18.4	9.9	0.29	(1,718.5)
	CBP-0530-109	12,195	179/5	142.7	181.1	38.4	19.4	0.57	(1,719.2)
	CBP-0530-127	12,180	180/-1	148.3	183.7	35.4	28.6	0.83	(1,735.6)
Upper 123 (123-08)	CBP-0544	12,355	180/-10	503.3	515.1	11.8	181.3	5.29	(1,834.0)
	CBP-0549	12,365	174/-30	734.6	743.1	7.9	103.6	3.02	(2,116.8)
	CBP-0550	12,365	174/-22	595.5	608.6	12.8	15.8	0.46	(1,947.5)
Principal (127-16)	CBP-0300-032	12,675	181/46	163.7	184.7	15.1	33.6	0.98	(822.2)
127 Zone (127-17)	CBP-0300-044	12,640	178/2	82.0	95.1	13.1	11.9	0.35	(945.5)
(127-17)	CBP-0300-045	12,645	181/5	83.7	100.1	16.4	12.7	0.37	(940.9)
(127-16)	CBP-0300-049	12,675	180/36	131.6	151.9	16.7	8.5	0.25	(860.2)
(127-13)	CBP-0300-050	12,675	180/54	352.0	375.3	15.1	67.7	1.97	(652.9)
(127-16)	CBP-0300-052	12,700	180/46	223.1	251.0	20,7	15.5	0.45	(777.6)
(127-16)	CBP-0300-055	12,700	180/36	214.9	246.1	25.6	7.7	0.22	(809.1)
(127-16)	CBP-0300-057	12,675	176/35	228.7	280.2	43.3	8.8	0.26	(802.2)
(127-16)	CBP-0300-058	12,675	180/43	215.9	256.9	30.8	13.3	0.39	(786.1)

LUCKY FRIDAY

Veins	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
90	GH72-05	178.3/-63.1	425.7	440.8	5.1	10.4	0.1	0.1	6,734	(3,355)
50	GH72-05	174.1/-57.4	940.6	946.8	2.7	10.5	2.2	11.0	7,177	(3,797)
30	GH72-05	172.3/-57.1	987.8	1,006.3	8.1	20.5	6.7	10.1	7,222	(3,842)
50	GH73-07	160.5/-68.2	1,275	1,283.6	3.1	9.2	3.5	9.4	7,561	(4,181)
30	GH73-07	162.6/-67.5	1,310	1,331.3	10.1	37.9	6.6	16.8	7,600	(4,220)

Updated Mineral Resources for Heva-Hosco Projects

Mineral Resources	Sectors	Resource Depth		July 2013
			Cut-off grade	Tonnage*	Grade	Au metal** (oz)
			(oz/ton)	(ton)	(oz/ton)
Measured	Hosco	In-pit	0.01	33,070,000	0.04	1,296,000
	Heva	In-pit	0.01	5,150,000	0.05	271,000
		Underground	0.06	330,000	0.10	33,000
	Total			38,550,000	0.04	1,600,000
Indicated	Hosco	In-pit	0.01	30,970,000	0.04	1,099,000
		Underground	0.06	650,000	0.08	52,000
	Heva	In-pit	0.01	4,710,000	0.06	279,000
		Underground	0.058	860,000	0.10	90,000
	Total			37,190,000	0.04	1,520,000
Measured + Indicated	Hosco	In-pit	0.01	64,040,000	0.04	2,395,000
		Underground	0.06	650,000	0.08	52,000
	Heva	In-pit	0.01	9,850,000	0.06	550,000
		Underground	0.06	1,190,000	0.10	122,000
	Total			75,730,000	0.04	3,119,000
Inferred	Hosco	In-pit	0.01	6,440,000	0.03	221,000
		Underground	0.06	1,210,000	0.08	93,000
	Heva	In-pit	0.01	2,370,000	0.06	144,000
		Underground	0.06	1,840,000	0.11	206,000
	Total			11,860,000	0.06	664,000

Notes:

Effective date: July 12, 2013 - * Rounded to nearest 10k - ** Rounded to nearest 1k

Total Grades (oz/ton) are calculated with rounded Au metal (oz) and Tonnage (ton). Sums may not match due to rounding.

Relative density used: 2.75 ton/m3 for Hosco, 2.78 ton/m3 for Heva, 2.9 ton/m3 for the AMPO zone in Heva East sector.

Mineral resources which are not mineral reserves do not have demonstrated economic viability.

The Heva and Hosco optimized shells were done using a gold price of US$1,300 per oz Au with respectively a mining dilution of 10% and 6.5% (at 0 g/t Au) and material loss of 5% and 4%.

The marginal cut-off grade for Heva is 0.37 g/tonne Au and for Hosco is 0.39 g/tonne Au. All Mineral Resources presented above are in-situ (without dilution and material loss).

The mineral resources of Hosco Underground consists of two sizes of blocks separated at 7,236 mE (local grid):

West of 7,236 mE, blocks are 4m x 2.5m x -4m. East of 7,236 mE, blocks are 8m x 5m x -8m.

Hosco historical production of 9,704 oz has been removed from measured mineral resources.

Heva historical production of 10,470 oz has been removed from measured mineral resources.

CONTACT:
Hecla Mining Company
VP of Investor Relations
Mike Westerlund, 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
http://www.hecla-mining.com